Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the               day of             , 20             .

BETWEEN:

(1)	MOBILE-HEALTH NETWORK SOLUTIONS (Registration Number: CT-313720), a company incorporated in in the Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company”); and

(2)	(Singapore NRIC No. ) of Address: (the “Executive”).

WHEREAS:

The Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company as an Executive Director upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

“Board” means the board of directors of the Company from time to time;

“Business” means the following business:

(a)	the provision of both online and offline medical related services, including but not limited to the telemedicine app, MaNaDr; and
(b)	such other business conducted or to be conducted by the Group;

“Commencement Date” means               ;

“Group” means the group of companies consisting of the Company and its subsidiaries from time to time;

“Initial Term” has the meaning ascribed to it in Clause 2;

“S$” means Singapore Dollars; and

“Term” means the period from the Commencement Date until the expiry or termination of this Agreement.

1.2	Words in this Agreement denoting a singular number include the plural and vice versa; words denoting one gender include both genders and the neuter and words denoting a person include a corporation, sole proprietorship, firm, joint venture or syndicate, in each case vice versa.

1.3	Headings in this Agreement are for ease of reference only and do not form part of this Agreement.

2.	APPOINTMENT AS EXECUTIVE DIRECTOR AND CHIEF [EXECUTIVE/OPERATING] OFFICER

The Company shall employ the Executive and the Executive shall serve the Company as an Executive Director upon the terms and subject to the conditions of this Agreement. The employment shall commence on the Commencement Date and shall continue (subject to earlier termination as provided in this Agreement) thereafter for a period of one (1) year (the “Initial Term”) and thereafter continue from year to year, unless terminated pursuant to Clause 10.

3.	DUTIES

3.1	As an Executive Director of the Company, the Executive shall:

(a)	undertake such duties and exercise such powers in relation to the Company and its business at such place as the Board may from time to time assign or vest in him;
(b)	in the discharge of such duties and in the exercise of such powers observe and comply with all resolutions and directions from time to time made or given by the Board;

3.2	The Executive shall at all times keep the Board promptly and fully informed of his conduct relating to material matters and decisions affecting the Group and provide such explanations as the Board may require.

4.	SALARY & ALLOWANCES

Subject as hereinafter provided, during the continuance of his employment hereunder, the Executive shall be entitled to a monthly basic salary of               , payable in arrears at the end of each calendar month of his employment hereunder.

5.	BUSINESS EXPENSES

5.1	The Executive shall be reimbursed for all travelling, accommodation, entertainment and other out-of-pocket expenses reasonably incurred by him in or about the discharge of his duties hereunder. All business travel by air shall be of such class of travel as may be deemed appropriate by the Company.

5.2	The Executive is also entitled to full medical and dental coverage, including hospitalisation and surgical coverage, and to such other benefits generally accorded to executive directors as may be determined by the Board (with the Executive, being interested in this Agreement, abstaining from voting on any such resolution).

6.	CONFIDENTIALITY

6.1	The Executive shall not either during his appointment or at any time after its termination:

(a)	disclose, divulge or communicate to any person or persons (except to those authorised by the Company to know or as otherwise required by law)
(b)	use for his own purposes or for any purposes other than those of the Group; or
(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any confidential information of the Group (including in particular lists or details of customers of the Group) relating to the working of any process, technology, invention or methods carried on or used by the Group or in respect of which the Group is bound by an obligation of confidence to a third party or any financial or trading information or trade secrets relating to the Group, or any information which the Executive might receive or obtain in relation to the Group’s business (including, without limitation, the Group’s finances, customers, clients or suppliers). These restrictions shall cease to apply to information or knowledge which may (otherwise than through the default of the Executive) become available to the public generally.

6.2	All notes, memoranda, records and writing made by the Executive relating to the business of the Group shall be and remain the property of the Group to whose business they relate and shall be delivered by him to the company to which they belong forthwith upon request.

6.3	No statement or disclosure concerning this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued by the Executive or on the Executive’s behalf without the prior written approval of the Company.

7.	NON-SOLICITATION AND RESTRICTIVE COVENANTS

7.1	The Executive undertakes with the Company that, except with the consent in writing of the Company:

(a)	for so long as he is an employee of the Company and for the period of 12 months from the Cessation Date, he will not either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group the customer of any person, firm, company or organisation who shall at any time during the period of 12 months prior to the Cessation Date have been a customer, client, agent or correspondent of the Group or in the habit of dealing with the Group;

(b)	for so long as he is an employee of the Company and for the period of 12 months from the Cessation Date, he will not either on his own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Group any person who is an officer, manager or senior employee of the Group with whom he had dealings in the course of his employment at any time during the period of 12 months prior to the Cessation Date whether or not such person would commit a breach of his contract of employment by reason of leaving such employment;

(c)	for so long as he is an employee of the Company and for the period of 12 months from the Cessation Date, he will not be interested in:

(i)	any business or asset in which any member of the Group was during the Initial Term considering to acquire, turn to account, develop or invest, unless the Group shall have decided against such acquisition, turning to account, development or investment or invited the Executive or his associates in writing to participate in, or consented to in writing to the Executive or his associates’ acquisition, turning to account or development of or investment in, such business or asset; or

(ii)	any asset of any member of the Group, unless such asset is offered by the relevant member of the Group for sale to, turning to account or development by third parties; and

(iii)	he will not at any time hereafter make use of or disclose or divulge to any third party any information relating to the Group other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction.

7.2	In this Clause 7:

“Cessation Date” means the date that the Executive ceases to be an employee of the Company;

“Control” means the capacity to dominate decision-making, directly or indirectly, in relation to the financial and operating policies of an entity and

“Participate” means:

(a)	to in fact exercise Control over any entity engaged in the Business;

(b)	to hold 15% or more of the issued share capital or equity interests of any entity (excluding treasury shares and preference shares) engaged in the Business; or

(c)	to exercise control over 15% or more of the voting shares of any entity engaged in the Business.

7.3	Each and every obligation under this Clause 7 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Clause 7 and any such deletion shall not affect the enforceability of all such parts of this Clause 7 as remain not so deleted.

7.4	While the restrictions in this Clause 7 are considered by the Executive and the Company to be reasonable in all the circumstances, it is agreed between the Executive and the Company that if any one or more of such restrictions shall either be taken by itself or themselves together be adjusted to go beyond what is reasonable in all the circumstances for the protection of the Group’s legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

7.5	In the event of and notwithstanding the expiry of the Executive’s employment hereunder, the Executive covenants and undertakes with the Company that he will at all times and in all respects continue to observe and comply with the provisions of this Clause 7 during the time stipulated herein.

7.6	The obligations stated in this Clause 7 shall survive the termination of this Agreement.

8.	DATA PROTECTION

8.1	The Executive hereby consents to the Group using, disclosing and/or processing personal data relating to the Executive for legal, personal, administrative and management purposes, including monitoring and recording any use that the Executive may make of the Group’s electronic communications systems for the purpose of ensuring that the company policies are being complied with and for legitimate business purposes.

8.2	In connection with the consent provided in Clause 8.1, the Company may make available the Executive’s personal data to any of its subsidiaries, those who provide products or services to the Group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of any Group company or the business in which the Executive works for.

8.3	The Executive hereby consents to the disclosure, processing and/or transfer of his personal data to any Group company or Group company’s business contacts outside Singapore in order to further its or their business interests in accordance with the Personal Data Protection Act 2012.

8.4	The Executive shall comply with the Personal Data Protection Act 2012 when handling personal data in the course of his employment including personal data relating to any employee, customer, client, supplier or agent of the Group.

9.	INCAPACITY OR DEATH OF EXECUTIVE

9.1	Notiwthstanding anything in this Agreement, if the Executive shall at any time be incapacitated or prevented by illness, injury, accident or any other circumstances beyond his control (such incapacity or prevention being hereinafter referred to in this Clause 9 as the “incapacity”) from discharging in full of his duties hereunder for a total of six (6) months, the Company may, by three (3) months’ notice in writing given to the Executive at any time following the aforesaid six (6) month period so long as the incapacity shall continue, terminate his employment hereunder Provided Always That the Executive shall be paid his full remuneration (including bonus) for the period of three (3) months from the expiration of the aforesaid six (6) month period of incapacity and thereafter such remuneration, if any, as the Board shall in its absolute discretion determine.

9.2	Notwithstanding Clause 9.1, this Agreement shall forthwith automatically determine upon the death of the Executive, without any payment by way of compensation, damages or otherwise from the Group to the Executive.

10.	TERMINATION

10.1	This Agreement shall be effective for the Initial Term and may not be terminated by either party by giving notice of termination during the Initial Term save in accordance with Clauses 9, 10.2, and 10.6. After the expiry of the Initial Term, subject always to Clauses 10.2 and 10.6, this Agreement may be terminated by either party upon giving to the other party notice in writing of one (1) month’s or by the Company paying the Executive an amount equal to one (1) month’s salary in lieu of notice.

10.2	Notwithstanding Clause 10.1 above,

(a)	the Company may forthwith terminate the employment of the Executive prior to the expiry of the Initial Term by service of notice in writing in the event that:

(i)	the Executive shall be disqualified to act as a director or an executive officer of the Company under any applicable laws or regulations or the memorandum and articles of association of the Company;

(ii)	the Executive shall be guilty of any dishonesty, gross misconduct or wilful neglect of duty or shall commit any continued material breach of the terms of this Agreement after written warning (other than a breach which is capable of remedy and has been remedied by the Executive to the satisfaction of the Board within 30 days upon him being called upon to do so in writing by the Board);

(iii)	the Executive shall be guilty of conduct likely to bring himself or any member of the Group into disrepute;

(iv)	the Executive shall become bankrupt or make any arrangement or composition with his/her creditors or suffers a receiving order being made against him/her;

(v)	any company (other than a member of the Group) in which the Executive is a director or an executive officer or a direct or indirect shareholder goes into liquidation on the ground of insolvency or becomes insolvent or suffers the presentation of a winding up petition or analogous proceedings brought against it;

(vi)	the Executive is convicted of any criminal offence (other than an offence which in the reasonable opinion of the Board does not affect his position in the Company);

(vii)	the Executive persistently refuses to carry out any reasonable lawful order given to him in the course of his employment or persistently fails diligently to attend to his duties hereunder; or

10.3	The Executive shall have no claim against the Company for damages or otherwise by reason of termination under Clauses 10.2 and no delay or forbearance by the Company in exercising such rights of termination shall constitute a waiver of that right.

10.4	Upon termination of this Agreement for whatever reason:

(a)	the Executive shall immediately resign from all positions and offices held in the Group and execute an acknowledgement under seal to the effect that he has no claim against the Company or any member of the Group (as the case may be) for compensation for loss of office or otherwise.

(b)	the Executive shall not at any time thereafter represent himself as being in any way connected with the business of the Group;

(c)	the Executive shall deliver to the Company documents (including correspondence lists of clients or customers, notes, memoranda, plans and other documents of whatsoever nature), books, papers, materials and any other property or assets relating to the business or affairs of the Group which may then be in his possession or under his control, made or compiled by or delivered to him during his employment hereunder and concerning the business, finances or affairs of the Group or its related corporations. For the avoidance of doubt, it is hereby declared that the property and all such documents as aforesaid shall at times be vested in the Group; and

(d)	the Executive shall not, at any time or for any purpose, use the name of the Group or any of its related corporations in connection with his own or any other name in any way which may suggest that he is or have been connected with the Group or the businesses of any of the related corporations of the Group, nor in any way hold himself out as having or having had any such connection and will not use any proprietary information concerning the Group or its related corporation in his businesses or affairs which he may have acquired in the course of or as incident to his employment for his own benefit or to the detriment or intended or probable detriment of the Group or any of its related corporations.

10.5	The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

10.6	If the Executive’s employment shall be determined by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction and the Executive shall be offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms not less favourable than the terms of this Agreement, the Executive shall have no claim against the Company in respect of the determination of his employment by the Company hereunder.

11.	EFFECT OF TERMINATION ON UNDERTAKINGS

The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

12.	INTELLECTUAL PROPERTY

12.1	For the purposes of this Clause 12, the following expressions bear the meanings ascribed to them respectively:

“Intellectual Property” shall include:

(a}	letters patent and trade marks, whether registered or unregistered, including applications for any of the foregoing, and the right to apply for them in any part of the world;

(b)	registered or unregistered designs, utility models and copyrights including applications for any of the foregoing, and the right to apply for them in any part of the world;

(c)	discoveries, creations, inventions or improvements upon or additions to an invention;

(d)	confidential information, know-how and any research effort relating to the Group and its business whether registrable or not; and

(e)	moral rights and any similar rights in any country.

12.2	Subject to the provisions of the Patents Act 1994 of Singapore (the “Patents Act”) and the Copyright Act 2021 Singapore, if at any time during the Executive’s employment with the Group, the Executive discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business, such Intellectual Property shall be the absolute property of the Group and the Executive shall immediately communicate full details of such Intellectual Property to the Group. At the request and expense of the Group, the Executive shall give and supply all information, data, drawings and assistance as may be required to enable the Group to exploit the Intellectual Property to the Group’s best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent, trademark, copyright or other protection for the Intellectual Property in such parts of the world as may be specified by the Group and for vesting the same in the Group or as it may direct.

12.3	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominees) the full benefit of the provisions of this Clause 12. A certificate in writing in favour of any third party signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 12.3 shall be conclusive evidence that such is the case.

12.4	If the Intellectual Property is not the property of the Group, the Group shall, subject to the provisions of the Patents Act, have the right to acquire for itself or its nominee the Executive’s rights in the Intellectual Property within 12 months after disclosure pursuant to Clause 12.2 on fair and reasonable terms to be agreed or settled by a single arbitrator.

12.5	Rights and obligations under this Clause 11 shall continue in force after termination of the Executive’s employment with the Company in respect of Intellectual Property made during his employment under this Letter and shall be binding upon his representatives.

13.	ENTIRE AGREEMENT

13.1	This Agreement and the terms herein embody all the terms and conditions agreed upon between the parties hereto relating to the appointment of the Executive and supersedes and cancels all previous agreements and undertakings between the parties with respect to the appointment of the Executive whether such be written or oral.

13.2	The terms of this Agreement may only be varied in writing by the parties hereto or their duly authorised agents.

14.	NOTICES

Any notice under this Agreement shall be in writing by letter sent by registered post or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested. Any notice to the Company shall be sufficiently served if left addressed to the Company at its registered office for the time being and any notice to the Executive shall be sufficiently served if left at his last known address, and in the case of either party, any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of registered post (notwithstanding the fact that the notice may be returned through the post undelivered).

15.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Each counterpart may be signed by a party or parties and transmitted by facsimile transmission which shall be valid and effectual as if executed as an original.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

The Contracts (Rights of Third Parties) Act 2001 shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act 2001 to enforce this Agreement.

17.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with, the laws of Singapore and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore for any disputes arising in connection with this Agreement.

18.	SEVERABILITY

The various provisions in this Agreement are severable and if any provision or identifiable part is held or found to be invalid or otherwise unenforceable, it shall be deemed to be severed from the provision, but the remainder of the provision shall remain in full force and effect.

IN WITNESS WHEREOF this Agreement has been entered into by parties on the date stated at the beginning.

The Company

SIGNED BY

for and on behalf of MOBILE-HEALTH NETWORK SOLUTIONS

in the presence of

The Executive Director and Chief [Executive/Operating] Officer

SIGNED BY

in the presence of